13330 California Street; Suite 200
Omaha, NE 68154
Phone: 402.964.5000
Fax: 402.964.5050

November 6, 2017
VIA EDGAR

Tributary Funds, Inc. 1620 Dodge Street, Stop 1089 Omaha, NE 68197

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Company – Legal Counsel” in the Statement of Additional Information for the Tributary Small/Mid Cap Fund of Tributary Funds, Inc. (the “Company”), which is included in a Registration Statement effective as of this date under the Securities Act of 1933, as amended (No. 33-85982), and under the Investment Company Act of 1940, as amended (No. 811-08846), on Form N-1A of the Company.

Sincerely,

/s/ HUSCH BLACKWELL LLP